EXHIBIT 5.1

August 19, 2004

Toreador Resources Corporation
4809 Cole Avenue, Suite 108
Dallas, TX 75205

Re: Registration Statement on Form S-3

Dear Sirs:

        We have acted as counsel for Toreador Resources Corporation, a Delaware corporation (the “Company”), in connection with the filing of a registration statement on Form S-3 under the Securities Act of 1933, as amended (“Registration Statement”) with respect to up to 914,634 shares of its common stock, par value $0.15625 per share (the “Shares”). The 914,634 Shares are authorized and unissued shares and are reserved for issuance upon conversion of the 7.85% Convertible Subordinated Notes (the “Subordinated Notes”) dated July 22, 2004 in favor of the purchasers which were issued pursuant to the Purchase Agreement (the “Purchase Agreement”) dated as of July 20, 2004 by and among the Company and the purchasers identified in the Purchase Agreement or upon exercise of the warrants (the “Note Warrants”) issuable upon prepayment of the Subordinated Notes pursuant to the terms of the Subordinated Notes.

        We have examined originals or copies, certified or otherwise identified, of such documents, corporate records and other instruments as we have deemed necessary or advisable for purposes of this opinion. As to matters of fact, we have examined and relied upon a copy of the Subordinated Notes, the Purchase Agreement and, where we have deemed appropriate, representations or certificates of officers of the Company or public officials. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons, the conformity to the originals of all documents submitted to us as copies and that any minutes and records of corporate proceedings of the Company that are not signed accurately reflect the minutes and records of such specific corporate proceedings. As to various questions of fact material to this opinion, where such facts have not been independently established, and as to the content and form of the Certificate of Incorporation, the Bylaws, certain minutes, records, resolutions and other documents or writings of the Company, we have relied, to the extent we have deemed reasonably appropriate, upon representations or certificates of officers of the Company or governmental officials and upon documents, records and instruments furnished to us by the Company, without independent check or verification of their accuracy. Finally, we have assumed that all formalities required by the Certificate of Incorporation, Bylaws and the General Corporation Law of the State of Delaware will be complied with when the 914,634 Shares are issued upon conversion of the Subordinated Notes or upon exercise of the Note Warrants.

        Based on the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein and having due regard for such legal considerations as we deem relevant, we are of the opinion that:

1.	The 914,634 Shares to be issued upon conversion of the Subordinated Notes that are being registered pursuant to the Registration Statement have been duly authorized for issuance by the Board of Directors of the Company upon conversion of the Subordinated Notes in accordance with the terms of the Subordinated Notes.

2.	The 914,634 Shares to issued upon exercise of the Note Warrants issuable if the Subordinated Notes are prepaid that are being registered pursuant to the Registration Statement have been duly authorized for issuance by the Board of Directors of the Company upon exercise of the Note Warrants in accordance with the terms of the Note Warrants.

3.	The 914,634 Shares referenced above to be issued upon conversion of the Subordinated Notes, when issued upon conversion of the Subordinated Notes in accordance with the terms of the Subordinated Notes, will be validly issued, fully paid and non-assessable.

4.	The 914,634 Shares referenced above to be issued upon exercise of the Note Warrants, issuable if the Subordinated Notes are prepaid, when issued upon exercise of the Note Warrants in accordance with the terms of the Note Warrants, will be validly issued, fully paid and non-assessable.

        The opinions expressed above are specifically limited to the General Corporation Laws, as amended, of the State of Delaware, and the federal laws of the United States of America. General Corporation Laws shall for this purpose be deemed to include all applicable provisions of the Delaware General Corporation Law as currently in effect, the terms of the Delaware Constitution and all judicial decisions of the Court of Chancery of the State of Delaware.

        This opinion (i) is rendered in connection with the filing of the Registration Statement, (ii) is rendered as of the date hereof, and we undertake no, and hereby disclaim any kind of obligation to advise you of any change or any new developments that might affect any matters or opinions set forth herein, and (iii) is limited to the matters stated herein and no opinions may be inferred or implied beyond the matters expressly stated herein.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our Firm’s name therein.

Very Truly Yours,

/s/ Haynes and Boone, LLP
Haynes and Boone, LLP